UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934	OMB APPROVAL 0MB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response 2.64

DATE OF report (Date of earliest event reported)   June 9, 2004

Exact name of registrant as specified in its charter) BYRON RESOURCES INC.    File # 000-30194

(State or other jurisdiction   Ontario

 (Commission

000 -30194

(IRS Employer

of incorporation)

 File Number)

Identification No.) N/A

(Address of principal executive offices) 3606 – 2045 Lakeshore Blvd. West, Toronto Ontario M8V 2Z6 Canada

Registrant's telephone number, including area code.  416 594 0528

(Former name or former address, if changed since last report.)  N/A

SEC873(6-03)

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ITEM 1: Changes in Control of Registrant: none

ITEM 2: Acquisition or Disposition of Assets:

The Company will be spinning-off 100% of the common of its wholly owned subsidiary listed below to the shareholders of the Company on the basis of one (1) common share of the subsidiary for every one (1)common shares held by the shareholders of the Registrant.

The record date for the spin-off of shares of the subsidiary is July 6, 2004.  A CUSIP number 46115Y and an ISIN number US 46115Y1001 have been assigned to the spun off subsidiary, Int’l Resources Inc.

 The Company has set as the distribution date of August 16, 2004. The Company anticipates that NASDAQ will set an ex-dividend date for the share distribution. No assurances can be made that the spun-off corporation will emerge as successful companies. At the record date of spin-off, the subsidiary will have approximately 3,090,005 common shares outstanding. Byron Resources Inc. will be spinning-off 100% of the common shares of its wholly owned subsidiary, Int’l Resources Inc. listed below to the shareholders of record on the basis of one (1) common share of the subsidiary Int’l Resources Inc. for every one (1) common share held by the shareholders of the Registrant. Byron Resources Inc. incorporated under laws of Ontario, has an unlimited common shares authorized without par value.

ITEM 3: Legal Proceedings re: Bankruptcy or Receivership: None.

ITEM 4: Changes in Registrant's Certifying Accountant: None

ITEM 5: Other Events: None

ITEM 6: Registrant's Directors and Officers: The Company's current officers and directors are:

               Ross McGroarty, Chairman/Secretary/Director; David L. Hynes, President/Director; George E. Mara, Director

ITEM 7: Market for the Registrants Common Equity and Related Shareholder Matters: Shares of the Registrant trade on the OTC BB under the symbol “BYROF”. The Company has not declared any cash dividends on its common stock.

FORWARD-LOOKING STATEMENTS: Certain statements under this Item and elsewhere in this Form 8-K and in the exhibits to this Form 8-K are not historical facts but constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements relating to potential growth or to potential increases in revenues and net income through previous, potential or possible mergers; acquisitions; license agreements; share exchanges; and joint ventures. These statements often can be identified by the use of terms such as "may", "will", "expect", "anticipate", "estimate", "should", "could", "plans", "believes", "potential", or "continuing", or the negative of these terms. Such forward-looking statements speak only as of the date made and may involve both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the registrant to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the registrant believes that the expectations reflected in such forward-looking statements are reasonable, the registrant cannot guarantee future results, levels of activity, performance, achievements or events. Moreover, neither the registrant nor any other person assumes responsibility for the accuracy or completeness of such statements. The registrant disclaims any responsibility to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                  Date: June 9, 2004

BYRON RESOURCES INC.                   “Ross McGroarty”

                                                                  Chairman and Secretary

EXHIBIT A

SPIN-OFF PLAN OF BYRON RESOURCES INC.

BYRON RESOURCES INC.  (“The Company"), shall precede to a complete spin-off of INT’L RESOURCES INC. a subsidiary of the Company, according to the procedures set forth in this Plan of Spin-off (the "Plan"). The Plan has been approved by the Board of Directors of the Company (the "Board") as being advisable and in the best interests of The Company and its stockholders. The Board has directed that this Plan be submitted to the holders of the outstanding voting shares of The Company "Stockholders"), voting in the aggregate without regard to class, for their adoption or rejection at a special meeting of the Stockholders of The Company and has authorized the distribution of a Proxy Statement in connection with the solicitation of proxies for that meeting (the "Proxy Statement"). Upon Stockholder approval of the Plan, INT’L RESOURCES INC. shall be completely spun-off in accordance with the requirements of Delaware Law, the Company's Articles of Incorporation and the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

1. Adoption of Plan: The effective date of the Plan (the "Effective Date") shall be the date on which the Plan is approved by the Stockholders or any subsequent date as determined by the directors.

2. No Provisions for Liabilities: The Company shall not pay or discharge or set aside a reserve fund for, "or otherwise provide for the payment or discharge of, any liabilities and obligations of INT’L RESOURCES INC., including, without limitation, any contingent liabilities.

3. Distribution to Stockholders: As soon as practicable after the Effective Date, the  Company shall issue a stock dividend and distributed pro rata on the date of its spin-off to the Stockholders of record on the Effective Date in complete non-cancellation and non-redeemable common shares of INT’L RESOURCES INC.   Each Stockholder not holding stock certificates of the Company will receive through their broker proportionate shares held at the DTC. Each Stockholder holding stock certificates of the Company will receive a stock certificate from INT’L RESOURCES INC.

4. Articles of Amendment: Subject to Stockholder approval, following the completion of the spin-off of INT’L RESOURCES INC. and pursuant to the laws of Delaware, the Company shall file Articles of Amendment (the" Articles") if needed.

5. Amendment or Abandonment of Plan: The Board may modify or amend this Plan at any time without Stockholder approval if it determines that such action would be advisable and in the best interests of the Company and the Stockholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Stockholders such an amendment or modification will be submitted to the Stockholders for approval. In addition, the Board may abandon this Plan without Stockholder approval at any time prior to the spin-off of INT’L RESOURCES if it determines that abandonment would be advisable and in the best interests of the Company and the Stockholders.

6. Powers of Board and Officers: The Board and the officers of the Company are authorized to approve  such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of  this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete spin- off of INT’L RESOURCES INC. in accordance with the Code and Delaware.

7. Expenses. The expenses of carrying out the terms of this Plan shall be borne by the Company, whether or not the spin-off contemplated by this Plan is effected.

REASONS FOR THE PROPOSAL

 The officers of The Company investigated what, if any, additional steps or alternative would best serve the interest of stockholders. THE COMPANY sought to determine whether mergers or a reverse take over, “RTO” would be possible, and if it would produce desirable results for stockholders. After reviewing current market conditions, the small size of INT’L RESOURCES INC., and the time required to-effect a transaction, management of  THE COMPANY believed that a spin- off was more equitable to shareholders.

At a meeting held on June2, 2004, the Board considered various alternatives for INT’L RESOURCES INC., including (i) merging with another company with similar focus, and (ii) spinning-off of INT’L RESOURCES INC. The Board of Directors concluded that it would be in the best interest of the stockholders of THE COMPANY to spin-off INT’L RESOURCES INC.

FEDERAL INCOME TAX CONSEQUENCES

The following summary provides general information with regard to the federal income tax consequences to stockholders on receipt of the stock dividend from INT’L RESOURCES INC. pursuant to the provisions of the Plan. However, the Company has not sought a ruling from the Internal Revenue Service (the "Service") with respect to the spin-off and subsequent stock dividend. The statements below are, therefore, not binding upon the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any stockholder upon receipt of the dividend will be as set forth below.

The information below is only a summary of some of the federal tax consequences generally affecting the Company and its individual U.S. stockholders resulting from the stock dividend of INT’L RESOURCES INC. This summary does not address the particular federal income tax consequences applicable to stockholders other than U.S. individuals nor does it address state or local tax consequences. The tax consequences discussed herein may affect stockholders differently depending on their particular tax situations unrelated to the stock dividend, and  this summary is not a substitute for careful tax planning on an individual basis. Stockholders are encouraged to consult their personal tax advisers concerning their particular tax situations and the impact thereon on receiving the stock dividend. The receipt of the stock dividend may result in tax consequences that are unanticipated by stockholders. This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect.

For federal income tax purposes, a stockholder's receipt of the stock dividend will be a taxable event and will be treated as a dividend.

 If a stockholder has failed to furnish a correct taxpayer identification number or has failed to certify that he or she has provided a correct taxpayer identification number and that he or she is not subject to "backup  withholding " the stockholder may be subject to a 30% backup withholding tax with respect to the, dividend. An individua1's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against a taxpayer's federal income tax liability.

APPRAISAL RIGHTS

Stockholders will not be entitled to appraisal rights under Delaware law in connection with the Plan.

 REQUIRED VOTE

Approval of the Proposal requires the affirmative vote of a majority of THE COMPANY’S outstanding shares of common stock at the Special Meeting of Shareholders. The Board recommends that the stockholders vote FOR the proposed Spin-off of INT’L RESOURCES INC. pursuant to the provisions of the Plan of Spin-off.

Date: June 9, 2004

BYRON RESOURCES INC.

“Ross McGroarty”

Chairman and Secretary